EXHIBIT 10.45

FIFTH (2009-1) CUSTOMIZED AMENDMENT

TO THE 2003 AMENDED AND RESTATED

AMPHENOL CORPORATION EMPLOYEE SAVINGS/401(K) PLAN

WHEREAS, Amphenol Corporation (“Amphenol”) has adopted the restated Amphenol Corporation Employee Savings/401(k) Plan (the “Plan”) through adoption of the Fidelity Investments CORPORATEplan for Retirementsm Profit Sharing/401(k) Plan Basic Plan Document No. 02 (the “Prototype”) and the Non-Standardized Adoption Agreement No. 001 (the “Adoption Agreement”), to comply with the applicable requirements of the Retirement Protection Act of 1994 (“GATT”), Uniformed Services Employment and Reemployment Rights Act of 1994, Small Business Job Protection Act of 1996, Taxpayer Relief Act of 1997, Internal Revenue Service Restructuring and Reform Act of 1998 and the Community Renewal Tax Relief Act of 2000, effective as of May 8, 2003, except to the extent the applicable laws named above provide for an earlier effective date;

WHEREAS, Section 16.02 of the Plan allows Amphenol to amend the Plan;

WHEREAS, Fidelity has notified Amphenol that it may be necessary for Amphenol to individually adopt certain amendments previously adopted by Fidelity with respect to the Prototype document;

NOW THEREFORE BE IT RESOLVED, that to the extent necessary, the attached amendment prepared by Fidelity, “ADDENDUM RE: Code Sections 401(k) and 415 2007 Final Regulations, Katrina Emergency Tax Relief Act of 2005 and Gulf Opportunity Zone Act of 2005” is adopted, effective as of the dates set forth therein.

IN WITNESS WHEREOF, Amphenol has signed this instrument this 10th day of March, 2009.

Amphenol Corporation

By:	/s/ Jerome F. Monteith
Jerome F. Monteith
Its: Vice President, Human Resources

The CORPORATEplan for RetirementSM

ADDENDUM
RE: Code Sections 401(k) and 415 2007 Final Regulations
Katrina Emergency Tax Relief Act of 2005 and
Gulf Opportunity Zone Act of 2005

Amendments for Fidelity Basic Plan Document No. 02

PREAMBLE

Adoption and Effective Date of Amendment. This amendment of the Plan is adopted to reflect the final regulations under Internal Revenue Code (Code) sections 401(k) and 415 and to reflect amendments to the Code pursuant to the Katrina Emergency Tax Relief Act (“KETRA”) and the Gulf Opportunity Zone Act of 2005 (“GOZA”). This amendment is intended as good faith compliance with the requirements of Code sections 401(k), 415, KETRA, and GOZA and is to be construed in accordance with guidance issued thereunder. This amendment shall be effective as described below.

Supersession of Inconsistent Provisions. This amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this amendment.

1.   The first paragraph of Section 2.01(j) is hereby amended in its entirety, effective for Plan Years and Limitation Years beginning on and after July 1, 2007, to provide as follows:

(j) “Compensation” (subject to adjustments thereto in Section 6.12(d) for purposes of Section 6.12 and in Section 5.02 for purposes of Section 5.02) means wages as defined in Code Section 3401(a) (for purposes of income tax withholding at the source) plus amounts that would be included in wages but for an election under Code Section 125(a), 132(f)(4), 402(e)(3), 402(h)(1)(B), 402(k), or 457(b) and all other payments of compensation to an Eligible Employee by the Employer (in the course of the Employer’s trade or business) for services to the Employer while employed as an Eligible Employee for which the Employer is required to furnish the Eligible Employee a written statement under Code Sections 6041(d), 6051(a)(3) and 6052. Compensation must be determined without regard to any rules under Code Section 3401(a) that limit the remuneration included in wages based on the nature or location of the employment or the services performed

(such as the exception for agricultural labor in Code Section 3401(a)(2)). Notwithstanding anything to the contrary herein, however, severance amounts paid after severance from employment shall be excluded from Compensation.

(1)   For purposes of this Section 2.01(a), “severance amounts” are any amounts paid after severance from employment, except a payment of regular compensation for services during the Eligible Employee’s regular working hours, or compensation for services outside the Eligible Employee’s regular working hours (such as overtime or shift differential), commissions, bonuses, or other similar payments provided such payment would have been made prior to a severance from employment if the Eligible Employee had continued in employment with the employer, provided such amounts are paid by the later of (A) 2-1/2 months after or (B) the end of the Limitation Year that includes the date of the Eligible Employee’s severance from employment with the employer (as defined in applicable guidance).

(2)   For purposes of this Section 2.01(j), an Eligible Employee has a “severance from employment” when the Eligible Employee ceases to be an employee of the employer maintaining the plan, and an Eligible Employee does not have a “severance from employment” if, in connection with a change of employment, the individual’s new employer maintains such plan with respect to the individual. The determination of whether an Eligible Employee ceases to be an employee of the employer maintaining the plan is based on all of the relevant facts and circumstances.

2.   The final sentence of the third paragraph of Section 2.01(j) is hereby amended, in its entirety, effective for Plan Years and Limitation Years beginning on and after July 1, 2007, to provide as follows:

Compensation is treated as paid on a date if it is actually paid on that date or it would have been paid on that date but for an election under section 125, 132(f)(4), 401(k), 403(b), 408(k), 408(p)(2)(A)(i), or 457(b).

3.   The first paragraph of Section 5.02 is hereby amended, effective for Plan Years beginning on and after July 1, 2007, to provide as follows:

5.02               Compensation Taken into Account in Determining Contributions. In determining the amount or allocation of any contribution that is based on Compensation, only Compensation paid to a Participant for services rendered to the Employer while employed as an Eligible Employee shall be taken into account. Except as otherwise specifically provided in this Article 5, for purposes of determining the amount and allocation of contributions under this Article 5, Compensation shall not include reimbursements or other expense allowances, fringe benefits (cash and non-cash) moving expenses, deferred compensation, welfare benefits, and any items elected by the Employer with respect to such contributions in Subsection 1.05(a) or (b), as applicable, of the Adoption Agreement.

4.   Section 6.12(d) is hereby amended in its entirety, effective for Limitation Years beginning on and after July 1, 2007, to provide as follows:

(d)   Adjustments to Compensation: Compensation for purposes of this Section 6.12 shall:

(1)   be based on the amount actually paid or made available to the Participant (or, if earlier, includible in the gross income of the Participant) during the Limitation Year;

(2)   include amounts paid by the later of (A) 2-1/2 months after or (B) the end of the Limitation Year that includes the date of the Participant’s severance from employment (as defined in Section 2.01(j)) with the employer if such amounts are either payments for unused accrued bona fide sick, vacation, or other leave (but only if the Eligible Employee would have been able to use the leave if employment had continued), or received by a Participant pursuant to a nonqualified unfunded deferred compensation plan, but only if the payment would have been paid to the Participant at the same time if the Participant had continued in employment with the employer and only to the extent that the payment is includible in the Participant’s gross income;

(3)   include amounts that otherwise would be excluded as “severance amounts” if such amounts are paid to an individual who does not currently perform services for the employer because of qualified military service (as used in Code Section 414(u)(1)) to the extent those amounts do not exceed the amounts the individual would have received if the individual had continued to perform services for the employer rather than entering qualified military service or to a Participant who is permanently and totally disabled;

(4)   include amounts earned during the Limitation Year but not paid during that Limitation Year solely because of the timing of pay periods and pay dates, provided

(A)  such amounts are paid during the first few weeks of the next Limitation Year;

(B)   such amounts are included on a uniform and consistent basis with respect to all similarly situated Participants; and

(C)   no such amounts are included in more than one Limitation Year.

In addition, for Limitation Years beginning on or after July 1, 2007, Compensation for purposes of this Section 6.12 shall not reflect compensation for a year greater than the limit under Code Section 401(a)(17) that applies to that year.

5.   A new Section 6.12(f) and a new Section 6.12(g) are hereby added to the end of Section 6.12, effective for Limitation Years beginning on and after July 1, 2007, to provide as follows:

(f)    Anything herein to the contrary notwithstanding, in correcting an “excess 415 amount” in a Limitation Year beginning on or after July 1, 2007, the Employer may use any appropriate correction under the Employee Plans Compliance Resolution System, or any successor thereto.

(g)   Restorative payments allocated to a Participant’s Account, which include payments made to restore losses to the Plan resulting from actions (or a failure to act) by a fiduciary for which there is a reasonable risk of liability under Title I of ERISA or under other applicable federal or state law, where similarly situated Participants are similarly treated do not give rise to an “annual addition” for any Limitation Year.

6.   The following language is hereby added to the end of Section 9.07, effective August 25, 2005, to provide as follows:

Notwithstanding anything herein to the contrary, however, the Employer may suspend the obligation of a Qualified Individual defined in Section 10.09(b)(1) to repay a Plan loan for any period beginning with the QHD Effective Date defined in Section 10.09(c)(1) and ending not later than December 31, 2006 (the “suspension period”). With respect to a Qualified Individual defined in Section 10.09(b)(2) or (3), his suspension period shall begin no earlier than the QHD Effective Date applicable to such Qualified Individual as provided in Section 10.09(c)(2) or (3) and ending not later than December 31, 2006, provided that such suspension period shall not last beyond one year. The loan repayments must resume upon the end of the suspension period, and the term of the loan will be extended by the duration of the suspension period. Interest accruing during the suspension period shall be added to the remaining principal of the loan. The Qualified Individual shall repay the loan thereafter by amortization in substantially level installments over the remaining period of the loan.

7.   A new Section 10.09 is hereby added to Article 10, effective August 25, 2005, to provide as follows:

10.09            Qualified Hurricane Distributions. Qualified Individuals (as defined in subsection (b) below) may designate all or a portion of a qualifying distribution as a Qualified Hurricane Distribution (as defined in subsection (a) below).

(a)   A “Qualified Hurricane Distribution” means any distribution made on or after the QHD Effective Date (as defined in subsection (c) below) and before January 1, 2007 to a Qualified Individual, to the extent that such distribution, when aggregated with all other Qualified Hurricane Distributions to the Qualified Individual made under the Plan (and under any other plan maintained by the Employer or a Related Employer), does not exceed $100,000. A Qualified Hurricane Distribution must be made in accordance with and pursuant to the distribution provisions of the Plan, except that:

(1)   A Qualified Hurricane Distribution of amounts attributable to Nonelective Employer Contributions, Deferral Contributions and Qualified Nonelective Employer contributions shall be deemed to be made after the occurrence of any distributable events otherwise applicable under Code section 401(k)(2)(B)(i), such as termination of employment (and shall be deemed permissible under Section 12.01), and

(2)   The requirements of Code sections 401(a)(31), 402(f) and 3405 and Section 13.04 shall not apply.

(b)   A “Qualified Individual” is an individual whose principal place of abode on

(1)   August 28, 2005, is located in the Hurricane Katrina disaster area (as defined in Code section 1400M(2))and who has sustained an economic loss by reason of Hurricane Katrina;

(2)   September 23, 2005, is located in the Hurricane Rita disaster area (as defined in Code section 1400M(4)) and who has sustained an economic loss by reason of Hurricane Rita; or

(3)   October 23, 2005, is located in the Hurricane Wilma disaster area (as defined in Code section 1400M(6)) and who has sustained an economic loss by reason of Hurricane Wilma.

(c)   The QHD Effective Date is

(1)   August 25, 2005, with respect to a Qualified Individual described in subsection (b)(1) above;

(2)   September 23, 2005, with respect to a Qualified Individual described in subsection (b)(2) above; and

(3)   October 23, 2005, with respect to a Qualified Individual described in subsection (b)(3) above.

(d)   Provided the Plan permits rollover contributions, a Participant who received a Qualified Hurricane Distribution may repay to the Plan the Qualified Hurricane Distribution, provided such Qualified Hurricane Distribution is eligible for tax-free rollover treatment. Any such re-contribution will be treated as having been made in a direct rollover to the Plan, must be made during the three-year period beginning on the day after the date on which such distribution was received and cannot exceed the amount of such distribution.